Exhibit 99.1

Charles & Colvard Reports 19% Increase in

Third Quarter Sales

MORRISVILLE, N.C., October 21, 2003 — Charles & Colvard, Ltd., (NASDAQ:CTHR) the sole source of moissanite — a created jewel available for use in fine jewelry, today reported operating results for the third quarter of 2003.

The Company reported third quarter sales of $3.8 million, an increase of 19% over last year’s third quarter sales of $3.2 million. Current third quarter pretax income of $155,000 declined 73% versus last year’s $572,000 due to a confluence of factors. The largest factor contributing to the decline was that the Company’s gross margin of 59% in the Q3’03 was 10.5 percentage points lower than at the same time last year. In addition, the Company incurred $187,000 of legal expenses in the third quarter related to the Hunter lawsuit. There were also $185,000 of marketing costs associated with the preparation of the fourth quarter ad campaign, much of which is specifically designed to support the new jewelry chains that are testing moissanite jewelry and to stimulate moissanite tests by other chains. Finally, there were $40,000 of costs related to the September 11th opening of a store in China. For these reasons, net income was $4,200 or less than $.01 per diluted share compared to 2002 pro forma net income of $288,000 or $.02 per diluted share.

Sales for the nine months ended September 30, 2003 aggregated $12.5 million on shipments of 70,000 carats. Net income for the first nine months of 2003 was $1,039,000 or $.08 per diluted share. Year-to-date sales are 9% ahead of the first nine months of 2002 sales of $11.4 million on shipments of 68,000 carats. Nine months ‘03 net income was 15% ahead of 2002 pro forma net income of $906,000 or $.07 per diluted share.

The decline in net income for the third quarter and nine months of 2003, respectively, compared to the same periods last year are primarily due to the items noted above as well as no Federal taxes being recorded in 2002. During the fourth quarter of 2002, the Company recorded a one-time $6.7 million non-operating and non-cash addition to earnings due to the expected realization of deferred tax benefits from tax net operating loss carryforwards. Recognition of this deferred tax asset has resulted in the recording of income tax expense in each quarter of 2003. Pro forma amounts are shown so as to compare net income as if the Company had incurred income tax expense during 2002. A full explanation of this tax reconciliation can be found at the end of this release. A comparison of key operating results for the third quarter and first nine months are as follows (in thousands, except for per share data):

	Third Quarter		First Nine Months
	2003	2002	2003	2002
Net Sales	$3,777	$3,180	$12,461	$11,406
Operating Income	$131	$521	$1,938	$1,556
Reported after tax net income	$4	$572	$1,039	$1,710
Reported after tax net income per diluted share	$0.00	$0.04	$0.08	$0.13
Net Income (Pro Forma for 2002)	$4	$288	$1,039	$906
Net Income per diluted share (Pro Forma for 2002)	$0.00	$0.02	$0.08	$0.07

North American sales, which represent 81% of total sales, were up 10% for the quarter (15% in carat shipments) primarily due to expanded sales through our loose stone distributors. International sales for the third quarter increased 83% primarily due to expanded distribution in Taiwan as well as increased sales in China and India, offset by a sales decrease in England. Total shipments of 21,400 carats for the current period were 23% above the 17,400 carats in the same period of 2002.

Third quarter gross margin declined primarily due to a decrease in average selling price per carat and decreased yields during the specific FIFO period being relieved from inventory. Year-to-date, gross margin is 62.8% compared to 59.3% in the first nine months of 2002.

Operating expenses were up 24% for the quarter when compared to last year due to legal expenses related to the Hunter lawsuit, marketing costs to prepare ads for the fourth quarter and expenditures to promote the recently opened China store. As a percentage of sales, operating expenses for the quarter were two percent points higher than last year.

Bob Thomas, President and Chief Executive Officer of Charles & Colvard, said, “A 19% increase in sales versus the third quarter of last year is gratifying when compared to our first half 6% sales growth rate. Although our top line growth was below our internal goals, particularly North America, I am pleased with the 83% increase in international sales. We are thrilled with the overwhelming success of moissanite on the Eastern Home Shopping Network in Taiwan and the contributions that outlet has had on the international sales of the Company in the third quarter. Moreover, based upon the initial sales successes achieved on the Eastern Home Shopping Network, a monthly moissanite jewelry program is being planned.”

He concluded, “The additional marketing costs spent on the Fall advertising campaign in North America and the opening of our new China store are, we believe, investments designed to increase future sales. In addition to reaching our target consumer audience, the ad campaign is also aimed at jewelry retailers to encourage them to conduct moissanite jewelry tests at their locations. Early feedback from the regional jewelry chains that have initiated their moissanite tests has been extremely promising. Within the next 2 weeks, all 13 jewelry chains participating in the test in 62 of their total 266 doors should have moissanite jewelry in their display cases, in time for holiday sales.”

CONFERENCE CALL

Management will host a conference call tomorrow morning, Wednesday, October 22 at 9:00 a.m. EDT to discuss these results as well as recent corporate developments. After opening remarks, there will be a question and answer period. Interested parties may participate in the call by dialing 800-863-1575 (973-582-2866 for international callers). Please call in 10 minutes before the conference is scheduled to begin and ask for the Charles & Colvard call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.moissanite.com and click on the Investor Relations section where conference calls are posted. Please go to the website 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call will be archived online and can be accessed for approximately 90 days. A recorded telephone replay of the call will also be available for approximately one week following the live call. Listeners may dial 877-519-4471 (973-341-3080 for international callers) and use the code #4049662 for the telephone replay.

Charles & Colvard, based in the Research Triangle Park area of North Carolina, is the sole source of moissanite, a created jewel used in fine jewelry. Moissanite is near colorless, with more fire, brilliance and luster than a fine diamond, but retails for only a fraction of the cost. For more information, please access www.moissanite.com.

This press release may contain forward-looking statements. Such forward-looking statements are subject to a number of material risks, uncertainties and contingencies that could cause actual results to differ materially from those set forth in the forward-looking statements. Those risks and uncertainties include but are not limited to the Company’s ability to manage growth effectively, dependence on Cree Inc. for SiC crystals, dependence on a limited number of distributors such as K&G Creations and Stuller Settings, Inc., limited operating history, dependence on continued growth and consumer acceptance of the Company’s products, the risks and uncertainties of litigation including the substantial management time and attention required and substantial expenses incurred regardless of its outcome, and other risks and uncertainties set forth in the Company’s 10-K for the year ended December 31, 2002 and other filings with the Securities and Exchange Commission.

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CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Jim Braun, CFO		The Equity Group Inc.

Charles & Colvard		Linda Latman (212) 836-9609
(919) 468-0399 Ext. 224		Sarah Torres (212) 836-9611
www.moissanite.com		www.theequitygroup.com

Charles & Colvard, Ltd.

Condensed Consolidated Statements Of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
	(Unaudited)		(Unaudited)
Net sales	$3,776,592	$3,180,043	$12,461,441	$11,405,791
Cost of goods	1,549,824	970,276	4,640,841	4,642,131

Gross profit	2,226,768	2,209,767	7,820,600	6,763,660
Operating expenses:
Marketing and sales	1,418,890	1,178,472	4,011,734	3,357,848
General and administrative	664,867	508,889	1,851,068	1,848,614
Research and development	12,081	1,484	19,673	1,484
Other expense (income)	—	—	—	(450)

Total operating expenses	2,095,838	1,688,845	5,882,475	5,207,496

Operating income	130,930	520,922	1,938,125	1,556,164
Interest income, net	24,484	51,382	88,393	154,137

Income before taxes	155,414	572,304	2,026,518	1710,301
Income tax expense	151,208	—	987,630	—

Net income	$4,206	$572,304	$1,038,888	$1,710,301

Basic net income per share	$0.00	$0.04	$0.08	$0.13

Diluted net income per share	$0.00	$0.04	$0.08	$0.13

Weighted-average common shares:
Basic	13,183,970	13,344,973	13,234,933	13,365,296

Diluted	13,482,930	13,630,395	13,550,188	13,637,681

Charles & Colvard, Ltd.

Condensed Consolidated Balance Sheets

	September 30, 2003	December 31, 2002
	(Unaudited)
Assets
Current Assets:
Cash and equivalents	$12,318,947	$13,282,245
Accounts receivable	3,017,757	2,195,952
Interest receivable	7,095	11,926
Inventory	24,181,434	22,365,325
Prepaid expenses and other assets	306,399	327,179
Deferred Income Taxes	250,601	250,601

Total Current Assets	40,082,233	38,433,228
Long-Term Assets
Equipment, net	479,051	449,947
Patent and license rights, net	273,760	272,291
Deferred Income Taxes	5,869,666	6,793,296

Total Long Term Assets	6,622,477	7,515,534

Total Assets	$46,704,710	$45,948,762

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable:
Cree, Inc.	$1,286,181	$780,029
Other	468,176	122,931
Accrued payroll	174,864	723,467
Accrued expenses	250,104	387,417
Deferred revenue	403,303	183,367

Total Current Liabilities	2,582,628	2,197,211
Shareholders’ Equity:
Common stock	54,286,817	54,972,302
Additional paid-in capital – stock options	2,456,862	2,439,734
Accumulated deficit	(12,621,597)	(13,660,485)

Total Shareholders’ Equity	44,122,082	43,751,551

Total Liabilities and Shareholders’ Equity	$46,704,710	$45,948,762

Charles & Colvard, Ltd.

Pro Forma Net Income Reconciliation

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
As reported:
Income before income tax expense	$155,414	$572,304	$2,026,518	$1,710,301
Income tax expense	151,208	—	987,630	—

Net Income	$4,206	$572,304	$1,038,888	$1,710,301

Pro Forma:
Income before income tax expense		$572,304		$1,710,301
Income tax expense (38% of U.S. taxable income)		284,297		804,541

Net Income		$288,007		$905,760

Pro forma net income for 2002 is comprised of the Company’s net income for the period after adjustment for estimated income taxes utilizing an effective tax rate of 38% of U.S. taxable income. During the fourth quarter of 2002, the Company recorded a one-time, non-operating, non-cash addition to earnings of $6.7 million which reflects the expected future tax benefits from net operating loss carryforwards ($16.0 million at December 31, 2002) and other deferred tax assets. Recognition of this deferred tax asset has resulted in the recording of tax expense in each quarter of 2003. Tax expense will be recorded during all profitable future quarters. However, U.S. Federal tax payments will only resume once the tax net operating loss carryforward has been completely utilized or if alternative minimum taxes are applicable.

Management believes that this pro forma information is useful to investors in comparing results of operations on a U.S. tax-equivalent basis in both periods.